Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

Interface, Inc. and Subsidiaries

Atlanta, Georgia

We hereby consent to the incorporation by reference in Interface, Inc. and Subsidiaries’ previously filed registration statements on Form S-8 (No. 333-10377; No. 333-38675; No. 333-38677; No. 333-93679; No. 333-66956; No. 333-120813; No. 333-135781; No. 333-168373; and No. 333-205949) of our reports dated March 2, 2017, relating to the consolidated financial statements and the financial statement schedule, and the effectiveness of Interface, Inc. and Subsidiaries’ internal control over financial reporting, which appear in Interface’s Annual Report on Form 10-K for the year ended January 1, 2017 filed with the Securities and Exchange Commission on March 2, 2017.

/s/ BDO USA, LLP

Atlanta, Georgia

April 14, 2017